Exhibit 10.16	EXECUTION VERSION
Limited Liability
Company Operating Agreement
of
Newspaper Agency Company, LLC
July 1, 2006

TABLE OF CONTENTS

ARTICLE I		1
Definitions		1
ARTICLE II		10
The Limited Liability Company		10
2.1	Formation	10
2.2	Name	10
2.3	Business Purpose	10
2.4	Registered Agent	11
2.5	Term	11
2.6	Principal Place of Business	11
2.7	Title to Company Property	11
2.8	The Members	11
2.9	Fiscal Year	11
2.10	Representations and Warranties of the Parties	12
2.11	Survival of Representations and Warranties	13
ARTICLE III		13
Capital Structure and Contributions		13
3.1	Capital Contributions	13
3.2	Failure to Make Capital Contributions	14
3.3	No Right to Return of Capital Contributions	14
3.4	Loans by Third Parties	15
ARTICLE IV		15
Capital Accounts; Allocation of Profits and Losses		15
4.1	Capital Accounts	15
4.2	Book Allocation	16
4.3	Tax Allocations	20
ARTICLE V		22
Distributions		22
5.1	In General	22
5.2	Periodic Distributions	22
ARTICLE VI		22
Accounting and Reports		22
6.1	Books and Records	22
6.2	Reports to Members	23
6.3	Tax Matters Member/Annual Tax Returns	24
6.4	Actions in Event of Audit	27
6.5	Tax Election	27
ARTICLE VII		28
Actions by Members		28
7.1	Meetings/Actions by Members	28
7.2	Certain Matters Requiring Approval of the Members	28
7.3	Action by Consent	29
7.4	Limitation on Rights of Defaulting Member	30

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ARTICLE VIII		30
Management Committee		30
8.1	The Management Committee	30
8.2	Limitation of Rights of Defaulting Member	30
ARTICLE IX		31
Transfer of Company Interests; Additional and Substitute Members		31
9.1	Prohibited Transfers	31
9.2	Permitted Transfers by Members	31
9.3	Substitute Member	33
9.4	Involuntary Transfers	33
ARTICLE X		37
Dissolution and Liquidation		37
10.1	Dissolution	37
10.2	Closing of Affairs	37
10.3	Orderly Liquidation	39
10.4	Deficit Upon Liquidation	39
ARTICLE XI		39
Amendments to Agreement		39
ARTICLE XII		40
Indemnification		40
12.1	Remedies for Breach	40
12.2	Limitation of Liability	40
12.3	Indemnification by Members for Breach of Representations or Warranties	40
12.4	Indemnification by Company	43
ARTICLE XIII		47
General Provisions		47
13.1	Arbitration	47
13.2	Notices	47
13.3	Confidentiality	48
13.4	Public Announcements	50
13.5	Entire Agreement, Amendments, etc.	50
13.6	Construction Principles	50
13.7	Counterparts	51
13.8	Severability	51
13.9	Expenses	51
13.10	Governing Law	51
13.11	Binding Effect	52
13.12	Additional Documents and Acts	52
13.13	Third Party Beneficiaries	52
13.14	Limited Liability Company	52

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EXHIBITS

Exhibit 1	2006 Amended and Restated Salt Lake JOA

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
NEWSPAPER AGENCY COMPANY, LLC
     This Liability Company Operating Agreement is made and entered into as of the 1st day of July, 2006, between Kearns-Tribune, LLC., a Utah limited liability company, and Deseret News Publishing Company, a Utah corporation (“DNPC”). K-T, LLC and DNPC shall hereafter be known as and referred to as the “Members” and individually as a “Member.”
ARTICLE I
Definitions
     “Absolute Majority Vote of the Management Committee” means the affirmative vote of a majority of all of the appointed members of the Management Committee irrespective of whether all of the appointed members of the Management Committee are present at a duly constituted meeting of the Management Committee.
     “Act” means the Utah Limited Liability Company Act, as in effect from time to time.
     “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
               (i) such Capital Account shall be deemed to be increased by any amounts that such Member is deemed to be obligated to restore pursuant to (A) the penultimate sentence of Regulations Section 1.704-2(g)(1), or (B) the penultimate sentence of Regulations Section 1.704-2(i)(5); and,

               (ii) such Capital Account shall be deemed to be decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
     “Affiliate” means any person controlled by, controlling, or under common control with the entity in question.
     “Agreement” means this document.
     “Bankruptcy Event” means with respect to any Member (i) the application for, or the consent to, the appointment of a conservator, receiver, trustee, liquidator or the like for itself or its property; (ii) the admission in writing of its inability to pay its debts as they mature; (iii) the making of a general assignment for the benefit of its creditors; (iv) its being adjudicated as bankrupt or insolvent; (v) its filing a voluntary petition in bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law, or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceedings, or corporate action taken by it for the purpose of effecting any of the foregoing or (vi) an order, judgment, or decree being entered against it by a court or governmental agency of competent jurisdiction, approving a petition seeking reorganization of it or appointing a conservator, receiver, trustee, liquidator, or the like for it or for all or a substantial part of its assets, and such order, judgment, or decree continuing unstayed or in effect for any period of thirty (30) consecutive days, or an involuntary petition being filed against it in bankruptcy or seeking reorganization under the Bankruptcy Act (and the same not having been dismissed within sixty (60) days).

     “Book Value” means, with respect to any asset of the Company, the adjusted basis of such asset as of the relevant date for federal income tax purposes, except as follows:
               (i) the initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset as determined by all of the Members. The determination by the Members of the fair market value of those assets contributed to the Company in conjunction with the formation of the Company is set forth in Exhibit “A.”
               (ii) the Book Value of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective fair market values as of the following times:
          (A) the contribution of money or other property (other than a de minimis amount) to the Company by a new or existing Member as consideration for an interest in the Company;
          (B) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an Interest in the Company; and,
          (C) the liquidation of the Company within the meaning of Regulation Section 1.704-1 (b)(2)(ii)(g);
               (iii) The Book Value of any property distributed to any Member shall be adjusted to equal the gross fair market value (taking into account Code Section 7701(g)) of such asset on the date of distribution as determined by the distributee and all of the Members;

               (iv) the Book Value of the Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1 (b)(2)(iv)(m), provided however, that Book Value shall not be adjusted pursuant to this subsection (iv) to the extent all of the Members determine that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv); and,
               (v) if the Book Value of an asset has been determined or adjusted pursuant to subsections (ii), (iii) or (iv) above, any such adjustment shall be reflected in the Profits and/or Losses of the Company (for book purposes but not for tax purposes) and allocated among the Members in accordance with Section 4.2, and such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 4.2.
     The foregoing definition of Book Value is intended to comply with the provisions of Regulation Section 1.704-1 (b)(2)(iv) and shall be interpreted and applied consistently therewith.
     “Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Utah).
     “Business Plan” means the NAC Annual Plan as defined in Section 2.02 of the Salt Lake JOA.

     “Business Purpose” shall have the meaning ascribed in Section 2.3.
     “Capital Account” means, for each Member, the capital account maintained by the Company for such Member as described in Section 4.1.
     “Capital Contribution” means the amount of money and the agreed fair market value of other property (net of any liabilities secured by such property that the Company is considered to assume or take subject to Code Section 752) contributed by a Member to the Company pursuant to Article III hereof.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor statute. A reference to the Code shall be deemed to include any mandatory or successor provisions thereto.
     “Company” means the Newspaper Agency Company, LLC, a Utah limited liability company, or its successor in interest, as identified in Section 2.3.
     “Company Minimum Gain” means the aggregate amount of gain (of whatever character), determined for each Nonrecourse Liability of the Company, that would be realized by the Company if it disposed of the Company property subject to such liability in a taxable transaction in full satisfaction thereof (and for no other consideration) and by aggregating the amounts so computed, determined in accordance with Regulation Sections 1.704-2(d) and (k).
     “Defaulting Member” shall have the meaning ascribed in Section 3.4.
     “Depreciation” means, for each Fiscal Year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or part thereof, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes, the depreciation, amortization or other cost recovery deduction for such Fiscal Year or part thereof shall be determined in accordance with Treasury Regulations Section 1.704-3(d).
     “Distribution Plan” shall have the meaning ascribed to it in Section 10.2(a) hereof.
     “Effective Date” shall mean the date of this Agreement.
     “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
     “Excess Losses” shall have the meaning ascribed to it in Section 4.2(c)(i) hereof.
     “Excluded Assets” shall have the meaning ascribed to it in Section 3.10 hereof.
     “Fiscal Year” means the fiscal year of the Company as defined in Section 2.10 hereof.
     “GAAP” means generally accepted accounting principles, as in effect from time to time.
     “Interest” means, with respect to any Member at any time, such Member’s entire beneficial ownership interest in the Company at such time, including such Member’s Capital Account, voting rights (if any), and right to share in Profits and Losses, all items of income, gain, loss, deduction and credit, distributions and all other benefits of the Company as specified in this Agreement, together with such Member’s obligations to comply with all of the terms of this Agreement. With respect to any person other than a Member, “Interest” means the entirety of such person’s rights and obligations with respect to the Company.
     “Salt Lake JOA” shall have the meaning ascribed in Section 2.3.
     “K-T, LLC” means Kearns-Tribune, LLC, a Utah limited liability company.

     “Management Committee” shall have the meaning ascribed to it in Section 8.1.
     “Member Nonrecourse Debt” has the meaning ascribed to such term in Regulation Section 1.704-2(b)(4).
     “Member Nonrecourse Debt Minimum Gain” means the aggregate amount of gain (of whatever character), determined for each Member Nonrecourse Debt, that would be realized by the Company if it disposed of the Company property subject to such Member Nonrecourse Debt in a taxable transaction in full satisfaction thereof (and for no other consideration) determined in accordance with the provisions of Regulation Section 1.704-2(i)(5) for determining a Member’s share of minimum gain attributable to a Member Nonrecourse Debt.
     “Member Nonrecourse Deductions” means the excess, if any, of (i) the net increase, if any, in the amount of Member Nonrecourse Debt Minimum Gain during any Fiscal Year over (ii) the aggregate amount of any distributions during such Fiscal Year of proceeds of a Member Nonrecourse Debt that are allocable to an increase in Member Nonrecourse Debt Minimum Gain, determined after application of Regulation Section 1.704-2(k).
     “Newspaper Agency Corporation” or “NAC” mean the Newspaper Agency Corporation, a Utah corporation.
     “Non-Defaulting Member” shall have the meaning ascribed in Section 3.4.
     “Nonrecourse Deductions” shall have the meaning set forth in Regulation Section 1.704-2(b)(1).

     “Nonrecourse Liability” shall mean any Company liability (or portion thereof) for which no Member or a related person (as defined in Regulation Section 1.752-4(b)) bears the economic risk of loss for that liability under Regulation Section 1.752-2.
     “Percentage Interest” means, for K-T, LLC, or its successor-in-interest, fifty-eight percent (58%) and for DNPC, or its successor-in-interest, forty-two percent (42%), as may be adjusted from time to time in accordance with this Agreement.
     “Profits” and “Losses” means, for each Fiscal Year or part thereof, the taxable income or loss of the Company for such Fiscal Year determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
               (i) any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;
               (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;
               (iii) any Depreciation for such Fiscal Year or part thereof shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;
               (iv) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book Value of the property disposed of, rather than the adjusted tax basis of such property;

               (v) in the event the Book Value of any Company asset is adjusted pursuant to Section (ii), (iii) or (iv) of the definition of Book Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such assets for purposes of computing Profits and Losses; and,
               (vi) such taxable income or loss shall be deemed not to include any income, gain, loss, deduction or other item thereof allocated pursuant to Section 4.2(c) or Section 4.3.
     “Regulations” means the income tax regulations promulgated under the Code by the Department of the Treasury, as such regulations may be amended from time to time.
     “Reserved Matters” shall have the meaning ascribed in Sections 3.2, 7.2 and 8.1.
     “Substitute Member” shall have the meaning ascribed in Section 9.3.
     “Tax Matters Member” shall have the meaning ascribed in Section 6.3.
     “Transfer” means any sale, assignment, gift, hypothecation, pledge, encumbrance, alienation, mortgage or other disposition, whether voluntary or by operation of law, of an Interest or any portion thereof.
     “Transferee” means a purchaser, transferee, assignee (other than collateral assignees) or any other person who takes, in accordance with the terms of this Agreement, an Interest in the Company, and who thereby becomes bound by all the terms of this Agreement, regardless of whether such person becomes a Substitute Member.

ARTICLE II
The Limited Liability Company
     2.1 Formation. Articles of Organization for the Company were filed with the Utah Division of Corporations and Commercial Code on May 23, 2006 in conformity with the Act. All of the Members undertake hereafter to execute or cause to be executed from time to time all other instruments, certificates, notices and documents, and to do or cause to be done all such filing, recording, publishing and other acts, in each case, as may be necessary or appropriate from time to time to comply with all applicable requirements for the operation and, when appropriate, termination of a limited liability company in the State of Utah and all other jurisdictions where the Company shall desire to conduct its business.
     2.2 Name. The name of the Company shall be “Newspaper Agency Company, LLC,” and its business shall be carried on in this name with such variations and changes, if any, as may be necessary or appropriate to comply with the requirements of the jurisdictions in which the Company’s operations are conducted.
     2.3 Business Purpose. The purpose of the Company (the “Business Purpose”) is to carry on any lawful business and to engage in any lawful act or activity for which a limited liability company may be formed under the Act or other applicable laws of the State of Utah; provided, however, that except as the Members shall approve otherwise, the Company’s activities shall hereafter be limited to acting as the agent of the members as contemplated by the Amendment and Restatement of Agreement dated as of July 1, 2006 which is attached as Exhibit 1 to this Agreement (the “Salt Lake JOA”), as the same may hereafter be amended and/or restated.

     2.4 Registered Agent. The registered office of the Company in the State of Utah and its registered agent for service of process on the Company in the State of Utah shall be as set forth in the Articles of Organization of the Company, as filed with the Division of Corporations and Commercial Code of the State of Utah, as the same may be amended from time to time.
     2.5 Term. The term of the Company shall continue until dissolved and liquidated in accordance with Article X hereof.
     2.6 Principal Place of Business. The Company shall maintain its principal place of business within the county of Salt Lake, Utah, at such location or locations as it may from time to time select.
     2.7 Title to Company Property. Legal title to all property of the Company shall be held and conveyed in the name of the Company.
     2.8 The Members. The name and place of residence of each Member is as follows:

Name	Address

Kearns-Tribune, LLC	c/o Media News Group, Inc.
1560 Broadway, Suite 2100
Denver, CO 80202

Deseret News Publishing Company	30 East 100 South
Salt Lake City, UT 84111
     2.9 Fiscal Year. Unless the Management Committee shall at any time otherwise determine, the fiscal year and taxable year of the Company shall hereafter end on June 30th of each year unless otherwise required by Section 706 of the Code.

     2.10 Representations and Warranties of the Parties. Each of the parties represents and warrants that:
          (a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
          (b) It has all requisite power and authority to enter into this Agreement; the execution and delivery by such party of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party; and this Agreement has been duly and validly executed and delivered by such party and constitutes (assuming the due and valid execution and delivery of this Agreement by the other party), the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms;
          (c) There is no litigation pending or, to the best knowledge of such party, threatened against such party which has a reasonable likelihood of materially and adversely affecting the operations, properties or business of the Company or any of such party’s obligations under this Agreement;
          (d) The execution, delivery and performance by such party of this Agreement will not result in a breach of any of the terms, provisions or conditions of any agreement to which such party is a party which has a reasonable likelihood of materially and adversely affecting the operations, properties or business of the Company or such party’s obligations under this Agreement;
          (e) The execution and delivery by such party of this Agreement and the continuation of the Company as a limited liability company does not require any filing by such party with, or approval or consent of, any governmental authority which has not already been made or obtained; and,
          (f) It is acquiring or has acquired its Interest for its own account for investment, without a view to, or for, resale in connection with the distribution thereof in violation of U.S. federal or state securities laws, and with no present intention of distributing or reselling any part thereof.
          (g) The Company shall receive good and marketable title to the assets contributed by it.
     2.11 Survival of Representations and Warranties. The representations and warranties of each of the parties contained in Section 2.10 of this Agreement are each made as of the Effective Date of this Agreement and shall survive until the dissolution of the Company.
ARTICLE III
Capital Structure and Contributions
     3.1 Capital Contributions. In addition to the Member’s initial capital contributions, in the event it shall from time to time be determined, in the manner set forth in Section 6.06 of the Salt Lake JOA, that the Company shall hereafter require funds for any authorized business purpose, all such funds, unless duly authorized hereunder to be obtained from outside sources, shall be contributed by the Members in proportion to their Percentage Interests, when and as such additional contributions may be duly authorized pursuant to the provisions of Section 6.06 of the Salt Lake JOA. Any such authorization will be a Reserved Matter.

     3.2 Failure to Make Capital Contributions. If either Member (the “Defaulting Member”) fails to make any capital contribution required under this Agreement, the other Member (the “Non-Defaulting Member”) may, as provided in Section 6.06 of the Salt Lake JOA, lend the amount thereof to the Defaulting Member by contributing such amount to the Company on behalf of the Defaulting Member. In any such event, as provided in Section 6.06 of the Salt Lake JOA, (i) no distributions shall thereafter be made to the Defaulting Member by the Company pursuant to Section 5.2 hereof or otherwise until the full amount of each such loan that was made or incurred by the Non-Defaulting Member, plus interest from the date of default to the date(s) of such repayment(s) at the rate provided in Section 6.06 of the Salt Lake JOA, has been paid in full to the Non-Defaulting Member by the Defaulting member and (ii) all such distributions which are thus withheld by the Company from the Defaulting Member shall instead concurrently be paid by the Company to the Non-Defaulting Member in repayment of such party’s loan(s). If more than one loan is made by a Non-Defaulting Member in accordance with this Section 3.3, all repayments shall first be applied to interest owing on the loans in the order in which the loans were made and then to principal owing on the loans in the same order. All such loans, to the extent not earlier repaid in the manner hereinafter provided, shall be due and payable in full on the third anniversary of the failure to make the capital contribution which gave rise to such indebtedness.
     3.3 No Right to Return of Capital Contributions. No Member shall hereafter have the right to have returned to it any portion of its Capital Contributions or be paid any distributions from the Company, except as provided in Articles V or XI hereof.

     3.4 Loans by Third Parties. Subject to any applicable provisions of Article VIII hereof, the Company may borrow funds from or enter into credit, guarantee, financing or refinancing arrangements for any purpose with any Member (provided that each of the Members is given reasonable notice and is afforded a pro rata opportunity to participate therein) or from any other person, upon such terms as the Management Committee determines appropriate.
ARTICLE IV
Capital Accounts; Allocation of Profits and Losses
     4.1 Capital Accounts. Each Member shall have a capital account (a “Capital Account”) which account shall be (1) increased by the amount of (a) the Capital Contributions of such Member, (b) the allocations to such Member of Profits and items of income or gain pursuant to Section 4.2, and (c) any positive adjustment to such Capital Account by reason of an adjustment to the Book Value of Company assets (but only to the extent not included in (b)), and (2) decreased by the amount of (x) any cash and the Book Value of any property (net of liabilities secured by such property that such Member is considered to assume or take subject to under Code Section 752) distributed to such Member (including any distribution withheld from such Member and applied to repay a loan to such Member pursuant to Section 3.4 hereof), (y) the allocation to such Member of Losses and items of loss pursuant to Section 4.2, and (z) any negative adjustment to such Capital Account by reason of an adjustment to the Book Value of the Company assets (but only to the extent not covered in (y)). The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with

Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulation.
     4.2 Book Allocation.
          (a) In General. This Section 4.2 sets forth the general rules for book allocations of Profits, Losses and similar items to the Members.
          (b) Profits and Losses. After giving effect to the special allocations provided in Section 3 of the Salt Lake JOA and Section 4.2(c) hereof, Profits and Losses shall be allocated to the Members in proportion to their Percentage Interests.
          (c) Special Rules. Notwithstanding the general allocation rules set forth in Section 4.2(b), the following special allocation rules shall apply under the circumstances described.
               (i) Limitation on Loss Allocations. The Losses allocated to any Member pursuant to Section 4.2(b) with respect to any Fiscal Year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. All Losses in excess of the limitation set forth in this Section 4.2(c)(i) (the “Excess Losses”) shall be allocated (1) first, to those Members who will not be subject to this limitation, in the ratio that their Percentage Interests bear to each other, and (2) second, any remaining amount to the Members in the manner required by the Code and the Regulations.
               (ii) Qualified Income Offset. If in any Fiscal Year a Member unexpectedly receives an adjustment, allocation or distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases an Adjusted Capital Account Deficit for such Member, then, before any other allocations are made under this Agreement except for allocations under 4.2(c)(iii), (iv), (v) and (vi) of this Agreement (which shall be made before any other allocations under this Agreement) or otherwise, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 4.2(c)(ii) is intended to comply with the qualified income offset requirement of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
               (iii) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, except as otherwise provided in Regulation Section 1.704-2(f), each Member shall be allocated items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Company Minimum Gain during such Fiscal Year determined in accordance with Regulation Section 1.704-2(g). This Section 4.2(c)(iii) is intended to comply with the minimum gain chargeback requirement of Regulation Section 1.704-2(f) and the ordering rules set forth in Regulation Section 1.704-2(j) and shall be interpreted consistently therewith.
               (iv) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, then, except as otherwise provided in Regulation Section 1.704-2(i)(4), each Member who has a share of Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(5), shall be allocated items of income and gain for such

Fiscal Year (and, if necessary, for subsequent Fiscal Years) in proportion to, and to the extent of, such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain during such Fiscal Year determined in accordance with Regulation Section 1.704-2(i)(4). This Section 4.2(c)(iv) is intended to comply with the chargeback of partner nonrecourse debt minimum gain requirement of Regulation Section 1.704-2(i)(4) and the ordering rules set forth in Regulation Section 1.704-2(j) and shall be interpreted consistently therewith.
               (v) Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated among the Members in accordance with the ratio in which the Members share the economic risk of loss for the Member Nonrecourse Debt that gave rise to those deductions. This allocation is intended to comply with the requirements of Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.
               (vi) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in proportion to their Percentage Interests.
               (vii) Limited Effect and Interpretation. The special rules set forth in Sections 4.2(c)(i), (ii), (iii), (iv), (v) and (vi) (the “Regulatory Allocations”) shall be applied only to the extent required by applicable Regulations for the resulting allocations provided for in this Section 4.2, taking into account such Regulatory Allocations, to be respected for federal income tax purposes. The Regulatory Allocations are intended to comply with the requirements of Regulation Sections 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5 and shall be interpreted and applied consistently therewith.

               (viii) Curative Allocations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide the Company Profits, Losses and similar items. Accordingly, Profits, Losses and other items will be reallocated among the Members in a manner consistent with Regulations Section 1.704-1(b) and 1.704-2 so as to negate as rapidly as possible any deviation from the manner in which Company Profits, Losses and other items are intended to be allocated among the Members pursuant to Section 4.2(b) that is caused by the Regulatory Allocations.
               (ix) Change in Regulations. If the Regulations incorporating the Regulatory Allocations are hereafter changed or if new Regulations are hereafter adopted, and such changed or new Regulations, in the opinion of independent tax counsel for the Company, make it necessary to revise the Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article IV would not be respected for federal income tax purposes, the Members shall negotiate in good faith any amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts allocable and distributable to any Member pursuant to this Agreement.
               (x) Change in Members’ Interests. If there is a change in any Member’s Percentage Interest during any Fiscal Year, allocations among the Members shall be made in accordance with their Percentage Interests from time to time during such Fiscal Year in accordance with Code Section 706, using the closing-of-the-books method, except that Depreciation shall be deemed to accrue ratably on a daily basis over the entire Fiscal Year during which the corresponding asset is owned by the Company.
     4.3 Tax Allocations.
          (a) In General. Except as set forth in Section 4.3(b), allocations for tax purposes of items of Profit, Loss and other items of gain, deduction, credit and distribution therefor, shall be made in the same manner as allocations for book purposes set forth in Section 4.2(b). Allocations pursuant to this Section 4.3 are solely for purposes of federal, state and local income taxes and shall not affect or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or gain, deduction and distribution pursuant to any provision of this Agreement.
          (b) Special Rules.
               (i) Elimination of Book/Tax Disparities. In determining a Member’s allocable share of Company taxable income, the Member’s allocable share of each item of Profits and Losses shall be properly adjusted to reflect the difference between such Member’s share of the adjusted tax basis and the Book Value of Company assets used in determining such item. Items of depreciation, amortization, and gain or loss with respect to any contributed property, or with respect to revalued property where Company property is revalued pursuant to Regulation Section 1.704-1(b)(2)(iv)(f), shall be allocated to the Members under the remedial method as provided in Regulation Section 1.704-3(d). This Section 4.3(b)(i) is intended to comply with the requirements of Code Section 704(b) and Section 704(c) and Regulation Sections

1.704-1(b)(2)(iv)(d)(3) and 1.704-3 and shall be interpreted and applied consistently therewith.
               (ii) Allocation of Items Among Members. Except as otherwise provided in Section 4.3(b)(i), each item of income, gain, loss and deduction and all other items governed by Code Section 702(a) shall be allocated among the Members in proportion to the allocation of Profits, Losses and other items to the Members hereunder, provided that any gain recognized from any disposition of a Company asset that is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Members in the same ratio as the prior allocations of tax depreciation or amortization, but not in excess of the gain otherwise allocable to each Member.
               (iii) Tax Credits. Any tax credits shall be allocated among the Members in accordance with Regulation Section 1.704-1(b)(4)(ii), unless the applicable Code provision shall otherwise require.
          (c) Conformity of Reporting. The Members are aware of the income tax consequences of the allocations made by this Section 4.3 and hereby agree to be bound by the provisions of this Section 4.3 in reporting their shares of Company profits, gains, income, losses, deductions, credits and other items for income tax purposes.
          (d) Excess Nonrecourse Liabilities. For purposes of determining a Member’s proportionate share of the excess nonrecourse liabilities of the Company within the meaning of Regulation Section 1.752-3(a)(3), the Members’ interests in the Company Profits are in proportion to their Percentage Interests.

ARTICLE V
Distributions
     5.1 In General. Except as otherwise provided herein and in Section 3 of the Salt Lake JOA, all distributions shall be made in proportion to the Members’ Percentage Interests.
     5.2 Periodic Distributions. Periodic distributions of cash flows from the Company’s operations shall be made in the manner set forth in Sections 3 and 4 of the Salt Lake JOA, subject to the provisions of Section 3.3 hereof relating to payments on loans made by a Non-Defaulting Member. Subject to the foregoing, all distributions shall be made in proportion to the Members’ Percentage Interests in the manner provided in Sections 3 and 4 of the Salt Lake JOA.
ARTICLE VI
Accounting and Reports
     6.1 Books and Records.
          (a) The Company shall maintain or cause to be maintained at an office of the Company this Agreement and all amendments thereto and full and accurate books of the Company showing all receipts and expenditures, assets and liabilities, Profits and Losses, and all other books, records and information required by the Act as necessary for recording the Company’s business and affairs. The Company’s books and records shall be maintained in accordance with GAAP except to the extent otherwise provided hereunder for purposes of maintaining Capital Accounts in accordance with Article IV hereof and calculating the Profits or Losses charged or credited thereto. Such documents, books and records shall be maintained at such office or such designated successor office until six (6) years after the termination and liquidation of the Company.
          (b) Each Member shall, upon 24 hours’ advance notice, have the right at reasonable times during usual business hours to inspect the facilities of the Company, to observe the Company’s operations and to examine and make copies of the books of account including books and records of the Company relating to the reserves, assets, liabilities and expenses of the Company and expenditures by the Management Committee on behalf of the Company; provided, however, that none of the foregoing activities shall be conducted in a manner that unreasonably interferes with the Company’s operations or business or the Management Committee’s management thereof. Such right may be exercised through any agent or employee of a Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all expenses incurred in any inspection or examination made at such Member’s behest. Should any inspection or examination disclose any errors or improper charges, the Management Committee shall make, or cause to be made, appropriate adjustments therefor.
     6.2 Reports to Members.
          (a) Each Member shall be entitled: (i) promptly upon their availability and in any event within eight (8) business days after the end of each quarterly period in each fiscal year, to an unaudited balance sheet and unaudited statements of income or loss and cash flows for the quarterly period then ended and for the fiscal year-to-date, and (ii) promptly upon their availability and in any event within sixty (60) days after the end of each fiscal year, to an audited balance sheet of the Company as at the end of such fiscal year, and audited statements of income or loss and cash flows for such fiscal year, all in reasonable detail and accompanied by an opinion thereon of the Company’s independent certified public accountants, such balance sheet and statements of income or loss and cash flows to include a comparison of the current fiscal year with the fiscal year immediately preceding, if any.
          (b) The Company shall, in addition, provide to each Member such information as may be necessary for it to comply with applicable financial reporting requirements of any competent governmental authorities or agencies or of any stock exchange on which the shares of any such Member or Affiliate are listed including, without limitation, the New York Stock Exchange and the U.S. Securities and Exchange Commission, and such information regarding the financial position, business, properties or affairs of the Company as a Member may reasonably request.
     6.3 Tax Matters Member/Annual Tax Returns.
          (a) K-T, LLC (or its successor-in-interest) is hereby designated hereafter to serve as the “Tax Matters Member” for federal income tax purposes pursuant to Section 6231 of the Code and is authorized to do whatever is necessary to qualify as such. K-T, LLC shall serve as the Tax Matters Member until the end of the fourth taxable year following the Effective Date (the “Initial Tax Matters Term”). After the end of the Initial Tax Matters Term, DNPC (or its successor-in-interest) shall be the Tax Matters Member for the next four taxable years of the Company. Thereafter, K-T, LLC and DNPC shall serve alternate four year terms as the Tax Matters Member, starting again with K-T, LLC. If a Member resigns as the Tax Matters Member, the

Member who is next due to serve as the Tax Matters Member shall serve out the remainder of the term of the Member who resigned. The Tax Matters Member shall, as soon as practicable under the circumstances, inform each Member of all tax-related matters that are, or have the reasonable potential to become, material to one or both Members that come to its attention as Tax Matters Member.
          (b) Notwithstanding the designation of a Member as the Tax Matters Member:
               (i) any right or power delegated by the Code to the Tax Matters Member may be exercised by Absolute Majority Vote of the Management Committee;
               (ii) no tax return, tax form or (except as provided in Section 6.5) any election shall be filed with or sent to the U.S. or any foreign government without the approval of the Management Committee. If an unresolvable dispute arises over any such return, form or letter of election, the Company’s firm of independent accountants or another firm of independent accountants, as selected by the Management Committee (by Absolute Majority Vote), shall be engaged to settle such dispute and the determination of the firm so selected shall be final;
               (iii) each Member shall have the right to review all tax returns, tax forms, letters and other tax related documents of the Company and all information necessary to support any item on any tax return, tax form, letter or other tax-related document of the Company at least 30 days prior to the filing thereof.
          (c) The Tax Matters Member shall prepare or cause to be prepared all tax or informational returns required of the Company and/or relating to the Members, which returns shall be reviewed in advance of filing by the Member’s and the

Company’s independent accountants and shall be approved for filing and/or distribution to the Members by the Management Committee. Within ninety (90) days after the end of each taxable year, the Tax Matters Member shall cause to be furnished to each Member such information in the possession of the Tax Matters Member or its Affiliate as may be requested by such Member as necessary to timely fulfill such Member’s federal, state, local and foreign tax obligations, including Form K-1, or any similar form as may be required by the Code or the Internal Revenue Service (the “IRS”) or, to the extent any such information is not in the Tax Matters Member’s possession, the Tax Matters Member shall take all reasonable steps necessary to have such information provided to the requesting Member. The Tax Matters Member and the Management Committee shall consider in good faith, consistent with Section 6.3(a) and (b) hereof, any comments of the Members with respect to such Form K-1 or similar form made within thirty (30) days of the Member’s receipt of a copy thereof. The Members shall file their corporate or partnership returns in a manner consistent with the Company tax and information returns.
          (d) The Tax Matters Member shall, consistent with the Business Plan, use its best efforts to do all acts and take whatever steps are required to maximize, in the aggregate, the federal, state and local income tax advantages available to the Members and shall defend all tax audits and litigation with respect thereto. The Tax Matters Member shall maintain the books, records and tax returns of the Company in a manner consistent with the acts, elections and steps taken by the Company.

          (e) The Tax Matters Member shall be reimbursed for all out-of-pocket expenses reasonably and appropriately incurred in connection with the performance of its duties as such.
     6.4 Actions in Event of Audit. If any tax audit of any of the Company’s books and records shall occur, each Member shall, at its own expense, be offered an appropriate opportunity to participate in such audit. No Member may contest, settle or otherwise compromise assertions of the auditing agent which may be adverse to the Company or the other Member without the approval of the Management Committee. The Management Committee may, if it determines that the retention of accountants or other professionals would be in the best interests of the Company, retain such accountants or other professionals, to assist the Company in any such audits. Neither the Tax Matters Member nor any other Member shall have any obligation to provide funds for or in connection with such audit, and the taking of any action and the incurring of any expense by the Management Committee or the Members in connection with any such audit, except to the extent required by law, is a matter in the sole discretion of the Management Committee or the Members, as the case may be.
     6.5 Tax Election. The Tax Matters Member shall, at the request of both Members, cause the Company to file an election under Code Section 754 and the Regulations thereunder and a corresponding election under the applicable section of state and local law.

ARTICLE VII
Actions by Members
     7.1 Meetings/Actions by Members. Meetings of the Members shall hereafter be held at the place and time designated from time to time by any Member upon at least five (5) business days prior written notice to the other Member. Subject to the provisions of Section 7.3 hereof, such meetings may be in person or by telephone. K-T, LLC and DNPC (or their successors-in-interest), whether present in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the Members. Subject to the provisions of this Agreement, any matter brought before a meeting of the Members shall be decided by unanimous vote of the Members present at a duly constituted meeting at which a quorum is present, except as otherwise expressly provided in this Agreement. The Chairman of the Management Committee (if present in person) shall preside at all meetings of the Members. In the absence of the Chairman of the Management Committee, such other person as shall be selected by the unanimous vote of those in attendance shall preside over a meeting of the Members. The Company shall promptly deliver written notice of any action taken at a meeting to any Member not present at such meeting.
     7.2 Certain Matters Requiring Approval of the Members. “Reserved Matters” are those actions requiring the written approval of all of the Members. In addition to Reserved Matters identified as such elsewhere in this Agreement, the following shall be considered Reserved Matters:
          (a) admit any new Member or Substitute Member to the Company and determine the terms upon which such new Member or Substitute Member is to be admitted;

          (b) require additional capital contributions or loans from the Members except as otherwise expressly contemplated in Section 3.2 hereof;
          (c) sell, lease or otherwise dispose of any material assets of the Company,
          (d) commit or cause the Company to acquire all or substantially all of the capital stock or all or substantially all of the assets of any person or business;
          (e) cause the Company to create, or enter into, as applicable, any consolidation, partnership, joint venture, association, trust or other business entity;
          (f) merge or consolidate with any person;
          (g) except as permitted pursuant to Article XI of this Agreement, dissolve or liquidate the Company;
          (h) authorize the issuance of any securities by the Company, except as otherwise may be expressly permitted in this Agreement;
          (i) adopt or approve any amendment to this Agreement;
          (j) add to or change the Business Purpose of the Company;
          (k) enter into any line of business not contemplated by the Company’s Business Purpose;
          (l) any Reserved Matters as defined in the Salt Lake JOA.
     7.3 Action by Consent. Any action permitted or required to be taken on behalf of the Company at any meeting of the Members pursuant to Section 7.2 of this Agreement may be taken without a meeting, by written consent signed by the Members required to approve such action, provided that each Member is given notice of such proposed action at least 48 hours prior to the taking of such action and is provided a written copy of the action promptly after its adoption.
     7.4 Limitation on Rights of Defaulting Member. Notwithstanding anything in this Agreement to the contrary, a Defaulting Member, as defined in Section 3.4 hereof, shall, during the continuance of the default, have none of the rights of a Member under this Article VII, and all rights of Members under this Article VII relating to any such matter shall, during the continuance of such default, be exercised solely by the Non-Defaulting Member.
ARTICLE VIII
Management Committee
     8.1 The Management Committee. Except for matters which are reserved under the terms of this Agreement, by the Articles of Organization or by the Act to be exercised, done or approved by the Members, the business and affairs of the Company shall hereafter be managed under the direction and authority of the Management Committee, as defined and instituted, in the manner provided in Section 2.02 of the Salt Lake JOA.
          8.2 Limitation of Rights of Defaulting Member. Notwithstanding anything in this Agreement to the contrary, the Managers appointed by a Defaulting Member shall, during the continuance of the default, have no rights as Managers under this Article VIII, and all rights of the Managers under this Article VIII shall, during the continuance of such default, be exercised solely by the Managers appointed by the Non-Defaulting Member.

          8.3 Officers, etc. A Chairman and Vice-Chairman of the Management Committee, other officers, and an Executive Committee, shall be appointed and function as contemplated in Sections 2.03 through 2.06 of the Salt Lake JOA.
ARTICLE IX
Transfer of Company Interests; Additional and Substitute Members
     9.1 Prohibited Transfers. Except as otherwise provided by law, all of the following prohibitions and restrictions on Transfers shall apply:
          (a) No Transfer may be made of any Member’s Interest except to the extent permitted by Section 2.01 of the Salt Lake JOA. :
          (b) No Transfer may be made of only a part of a Member’s Interest. The intent of the Members is that there will never be more than two Members.
          (c) Any Transfer not prohibited in subsection (a) above may be made only upon compliance with the provisions of this Agreement, including, to the extent by its terms applicable, the provisions of Section 9.2 hereof.
     Any Transfer in violation of this Article IX shall be null and void as against the Company and any and all other persons, and the transferring Member shall be liable to the Company and the other Member for all damages that they may sustain as a result of such attempted Transfer.
     9.2 Permitted Transfers by Members. With respect to any Transfer by a Member of its Interest that is not prohibited under Section 9.1, no such Transfer, except a Transfer pursuant to Section 9.1 herein or a Transfer by either Member to the other Member, shall hereafter be made unless:

          (a) the Member desiring to consummate such Transfer (the “Assigning Member”), and the prospective Transferee shall each execute, acknowledge and deliver to the Company such instruments of transfer and assignment with respect to such Transfer and such other instruments as may be reasonably satisfactory in form and substance to the Management Committee;
          (b) the Transfer shall not violate any federal or state securities laws or other laws;
          (c) the Transfer shall not cause any nonrecourse debt that is not already Member Nonrecourse Debt to become Member Nonrecourse Debt;
          (d) the Transfer shall not result in or create a “prohibited transaction” as defined in Section 4975(c) of the Code, or result in or cause the Company or any Member, or any Affiliate of a Member, to be liable for any excise tax under Chapter 42 of the Code, or result in or cause any Interest or the Company’s assets to become an asset of an employee benefit plan (as defined in Section 3(3) of ERISA);
          (e) the Transfer shall not cause any violation of or an event of default under, or result in acceleration of any indebtedness under, any note, mortgage, loan, or similar instrument or document to which the Company is a party;
          (f) the Transfer shall not cause a material adverse tax consequence to the Company or any of the Members, including but not limited to any material adverse tax consequence resulting, directly or indirectly, from the termination of the Company under Section 708 of the Code; and,

          (g) the Transfer, except a Transfer from one Member to the other Member, shall not cause the Company to be classified as an entity other than a partnership for purposes of the Code.
     9.3 Substitute Member. A Transferee of the entirety of an Interest (other than a Transferee pursuant to an Involuntary Transfer pursuant to Section 9.4 of this Agreement) who satisfies the conditions set forth in Section 9.2 hereof shall hereafter have the right to become a Member in place of the Assigning Member (a “Substitute Member”), but only if all of the following conditions are satisfied:
          (a) the fully executed and acknowledged written instrument of assignment that has been filed with the Company sets forth a statement of the intention of the Assigning Member that the Transferee become a Substitute Member in its place;
          (b) the Transferee executes, adopts and acknowledges this Agreement (as it may be amended) and agrees to assume all the obligations of the Assigning Member;
          (c) any costs of the Transfer incurred by the Company shall have been reimbursed by the Assigning Member or the Transferee to the Company.
     Any Transferee that does not become a Substitute Member shall not be entitled to exercise any rights of a Member or be entitled to any interest in the Company other than such rights as the transferor may have held in the Profits, Losses and/or capital of the Company.
     9.4 Involuntary Transfers.
          (a) Upon any Transfer hereafter of a Member’s Interest due to bankruptcy, or other insolvency, involuntary dissolution or liquidation of a Member, or foreclosure or other exercise of any remedies by a party holding a security interest in the Interest of a Member (each, an “Involuntary Transfer”), or upon the occurrence of a “Bankruptcy Event” with respect to any Member, neither such Member nor any Transferee of a Member’s Interest as a result of an Involuntary Transfer or a Bankruptcy Event shall thereafter be entitled to exercise any rights of a Member, nor shall either thereby or thereafter be entitled to any Interest in the Company other than such rights as such Member may have held, immediately prior to the occurrence of the Involuntary Transfer or Bankruptcy Event, in the Profits, Losses and/or capital of the Company. A Transferee by Involuntary Transfer of a Member’s Interest or a result of a Bankruptcy Event shall not become a Substitute Member unless the remaining Member consents. Subject to subsection (c) below, the Company may elect to purchase the Interest which is the subject of an Involuntary Transfer or which is held by a Member that has suffered the occurrence of a Bankruptcy Event. Upon such election by the Company, the holder of such Interest shall transfer such Interest to the Company free and clear of all liens and encumbrances and shall be entitled to receive an amount equal to the fair market value of such Interest. The amount thus to be paid by the Company shall be paid in full in cash within sixty (60) days of the Company’s election to acquire such Interest. The Member whose Interest was the subject of the Involuntary Transfer or who suffered the occurrence of the Bankruptcy Event shall remain fully liable to the Company for all such Member’s outstanding debts, obligations and liabilities to the Company incurred while it was a Member.
          (b) (i) For the purposes of calculating the amount to be paid pursuant to the preceding sub-paragraph, “fair market value” as used therein shall be the amount that would be paid for the Interest in the Company as a going concern (taking into consideration the effects of the Involuntary Transfer or Bankruptcy Event), on a consolidated basis, by a willing buyer to a willing seller; provided, however, notwithstanding anything herein to the contrary, the entire negative effect of the Involuntary Transfer or Bankruptcy on the fair market value of the Company shall be charged to the Interest being valued. The Member who has suffered the Bankruptcy Event or the Transferee whose Interest is the subject of the Involuntary Transfer, as the case may be, and the remaining Member may mutually agree as to the fair market value of the Interest in question. If such Member or Transferee and the remaining Member are unable to agree on such fair market value within fifteen (15) days of the remaining Member’s election to purchase the subject Interest, then fair market value shall be determined pursuant to Section 9.4(b)(ii) by two independent qualified appraisers, one to be appointed by the Member or Transferee and one to be appointed by the remaining Member.
               (ii) The two independent appraisers shall be appointed within fifteen (15) days after receipt by such Member or Transferee of written notice from the remaining Member of its decision to determine fair market value by appraisal. If either side fails to appoint an appraiser within such period, then its right to do so shall lapse and the appraisal made by the one independent appraiser who is timely appointed shall be the fair market value. If two appraisals are made, and if the two appraised values differ by less than 15% of the higher appraised value, fair market value shall be the average of the two appraisals, and if the two appraised values differ by more than 15% of the higher appraised value, the two appraisers shall jointly select a third appraiser and, the fair market value shall be the average of the two of the three appraisals that are closest together in amount. All appraisals shall be made within sixty (60) days of appointment of an appraiser, and written notice of the results of such appraisals shall be given to all parties within such 30-day period. The fair market value of the Company shall be determined in its entirety as a going concern, with such Member or Transferee receiving a proportionate part of such total value based upon its Percentage Interest; provided, however, notwithstanding anything herein to the contrary, the entire negative effect of the Involuntary Transfer or Bankruptcy on the fair market value of the Company shall be charged to the Interest of such Member or Transferee whose Interest is being purchased. In making any appraisal hereunder, all debts and liabilities shall be taken into account. Each party shall pay the fees of the appraiser selected by it, and each side shall share evenly the fees of the third appraiser, if any.
          (c) Notwithstanding anything in this Section 9.4 to the contrary, the Company shall have the right, without liability, to rescind its election to purchase the Interest which is the subject of an Involuntary Transfer or which is held by a Member that has suffered the occurrence of a Bankruptcy Event at any time within fifteen (15) days after the fair market value of the Company has been determined. Notwithstanding anything in this Agreement to the contrary, all decisions by the Company that are contemplated by this Section 9.4 shall be made without any participation by the Member who has suffered the Bankruptcy Event of by any Manager subject to its appointment.

ARTICLE X
Dissolution and Liquidation
     10.1 Dissolution. Except as provided in Section 10.2, the Company shall be dissolved upon the first to occur hereafter (each a “Dissolution Event”) of:
          (a) The sale, transfer or other disposition of all or substantially all the assets of the Company, including by condemnation or eminent domain;
          (b) The execution of an agreement in writing among all the Members to dissolve the Company; or
          (c) The entry of a decree of judicial dissolution of the Company.
For purposes of this Agreement, a Dissolution Event shall not be deemed to include any other event, including, but not limited to, any event specified under the Act as affecting the dissolution of a limited liability company formed under the Act.
     10.2 Closing of Affairs.
          (a) Except as otherwise contemplated in this Agreement, upon the occurrence of a Dissolution Event, the Members will meet and use their best efforts to develop a just and equitable plan for discontinuing and dissolving the Company and, to the extent both Members then continue to own and publish their respective newspapers (The Salt Lake Tribune and Deseret Morning News), for distributing the Company’s assets in kind between the Members (after collection of all receivables and payment of all indebtedness and liabilities of the Company and all costs of dissolution and liquidation), so as, to the extent practicable, to enable the Members to continue publication of The Salt Lake Tribune and Deseret Morning News, respectively, independently of the Company (a “Distribution Plan”), in the manner set forth in Section 13 of the Salt Lake JOA. If the Members agree on a Distribution Plan, the assets of the

Company shall be distributed in accordance with the Distribution Plan, and the Company shall thereupon be dissolved. Except as provided in the Distribution Plan and upon effective distribution of assets by the Company pursuant thereto, no Member shall have any separate right, title or interest in or to any asset of the Company.
          (b) If the Members are unable to agree upon a Distribution Plan then, subject to the right of either party to petition for a court appointed receiver, as provided in Section 13 of the Salt Lake JOA, the Members shall commence to close the affairs of the Company, including payment of the Company’s liabilities and making such distributions to the Members as may be authorized hereunder and to terminate the existence of the Company, in each instance in the manner as the Members may reasonably determine to be appropriate. Upon complete liquidation of the Company’s property and compliance with the distribution provisions set forth in Section 10.2(c) hereof, the Company shall cease its existence, and the Management Committee shall cause to be executed, acknowledged and filed all certificates necessary to terminate the Company.
          (c) In liquidating the Company, the assets of the Company shall be applied to the extent permitted by the Act in the following order of priority:
               (i) First, to pay the costs and expenses of the closing of the affairs and liquidation of the Company;
               (ii) Second, to pay the matured debts and liabilities of the Company to third parties;
               (iii) Third, to establish reserves adequate to meet any and all contingent or unforeseen liabilities or obligations of the Company, provided that at the expiration of such period of time as the Members may deem advisable, the balance of such reserves remaining after the payment of such contingencies or liabilities shall be distributed as hereinafter provided;
               (iv) Fourth, to pay the matured debts and liabilities of the Company to the Members including those arising pursuant to Section 3.4 of this Agreement; and
               (v) Fifth, to all Members in proportion to each Member’s positive Capital Account balance at the time of the distribution of the assets.
     10.3 Orderly Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities so as to minimize the losses normally attendant upon a liquidation.
     10.4 Deficit Upon Liquidation. Except to the extent otherwise provided in this Agreement or by law with respect to third-party creditors of the Company, upon liquidation, none of the Members shall be liable to the Company for any deficit in its Capital Account, nor shall such deficits be deemed assets of the Company.
ARTICLE XI
Amendments to Agreement
     Amendments to this Agreement and to the Articles of Organization of the Company shall be approved in writing by all of the Members. An amendment shall become effective as of the date specified therein, or if none is specified as of the date of such approval or as otherwise provided in the Act.

ARTICLE XII
Indemnification
     12.1 Remedies for Breach. Except as otherwise limited by this Agreement, each Member shall have such remedies at law or in equity or as provided in this Agreement for breach of the representations, warranties, obligations, and covenants of this Agreement by any other Member.
     12.2 Limitation of Liability. Notwithstanding any other provision of this Agreement, except with respect to actions, demands, proceedings or suits of third parties for which indemnification is required pursuant to Section 12.3, no Member shall be liable to any other Member or entity claiming by or through any other Member for any lost profits or any special, incidental, consequential, or punitive loss or damage arising out of this Agreement or any breach thereof or any actions or omissions in connection therewith or as the result of any investment in the Company by any Member or any rights as an investor or Member.
     12.3 Indemnification by Members for Breach of Representations or Warranties.
          (a) Indemnification. Each Member (the “Indemnifying Member”) agrees to defend and hold harmless the Company, any other Members and their affiliates, officers, directors, trustees, employees and agents, and any manager, officer, employee, or agent of the Company (each an “Indemnified Party”) from and against any action, demand, proceeding or suit, whether civil, criminal, administrative or investigative (an “Action”) threatened or brought against such Indemnified Party by a third party who is not the Company or a Member or an Affiliate of any Member or anyone claiming by or through the Company or a Member, and based on a claim which if true would mean that the Indemnifying Member had breached representations or warranties made by such Indemnifying Member in Section 2.10 of this Agreement; provided, that such indemnification shall be limited to (i) all costs of defense (including, but not limited to, reasonable investigation costs, reasonable attorney fees and all other reasonable costs of defending the Action at all adjudicatory levels), (ii) any monetary amounts required to settle such Action or to satisfy any judgment, order, award, or similar requirement entered in any such Action, (iii) the costs and expenses incurred by the Company in complying with, or avoiding by settlement, any injunctive or other relief sought by the party bringing such Action, and (iv) any actual monetary damages incurred by each Member other than the Indemnifying Member.
          (b) Notice and Defenses of Claims.
               (i) The Indemnified Party shall give prompt written notice to the Indemnifying Member of each Action that, in the opinion of the Indemnified Party, is likely to give rise to a right of indemnification under this Section 12.3; provided, however, that failure to give such notice of an Action shall not affect the obligations of the Indemnifying Member under this Section 12.3 except to the extent the Indemnifying Member has demonstrated actual damage caused by such failure. Such notice shall describe the Action in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by the Indemnified Party.
               (ii) Subject to the provisions of this Section 12.3, the Indemnifying Member shall have the right to control and conduct at its own expense the defense and settlement of any such Action with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the consent of all the Members (other than the Indemnifying Member) is required for any settlement which would materially affect the ability of the Company to engage in the business contemplated in its current Business Plan. Each Indemnified Party may also retain counsel at its own expense to participate in the defense of the Action.
               (iii) After notice from the Indemnifying Member of its election to control and conduct the defense and settlement of such Action, the Indemnifying Member shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with defense and settlement of such Action. The Indemnified Party shall cooperate with the Indemnifying Member in connection with any such Action by making personnel, books and records (to the extent not inconsistent with any applicable legal privilege) relevant to the Action available to the Indemnifying Member, and grant such authorization as may reasonably be necessary in connection with the defense and settlement of any such Action.
               (iv) In the event that the Indemnifying Member does not wish to control and conduct the defense and settlement of any such Action, or any other Member (other than the Indemnifying Member) does not receive from the Indemnifying Member reasonable assurances (when requested by such other Member) that the Indemnifying Member will have the financial resources to defend the Action and fulfill its indemnification obligations hereunder, the Company shall have the right to control and conduct the defense and settlement of the Action without the participation of the Indemnifying Member, and will not be required to obtain the consent of the Indemnifying Member to any settlement of such Action.

               (v) The Indemnified Party shall use its reasonable efforts consistent with sound business practice to mitigate the losses or damages for which indemnification is sought hereunder.
     12.4 Indemnification by Company.
          (a) Except as provided in subsection (k) below, the Company shall indemnify any person or entity that was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person or entity is or was a member of the Management Committee, a Member, or officer or is or was serving at the request of the Company as a director, officer, employee, representative or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or entity in connection with such action, suit or proceeding if such person or entity acted in good faith and in a manner such person or entity reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person or entity did not act in good faith and in a manner which he, she or it reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful.

          (b) Except as provided in subsection (k) below, the Company shall indemnify any person or entity that was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit in the right of the Company to procure a judgment in its favor by reason of the fact that such person or entity is or was a member of the Management Committee, a Member or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, representative or agent of another entity, against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection with the defense or settlement of such action or suit if he, she or it acted in good faith and in a manner such person or entity reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person or entity shall have been adjudged to be liable to the Company unless and only to the extent that a Utah state court or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person or entity is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
          (c) To the extent that a member of the Management Committee or a Member or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 12.4, or in defense of any claim therein, he, she or it shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him, her or it in connection therewith.

          (d) Any indemnification under paragraphs (a) and (b) of this Section 12.4 (unless ordered by a court of competent jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the member of the Management Committee, a Member or officer is proper in the circumstances because he, she or it has met the applicable standard of conduct set forth in paragraphs (a) and (b) of this Section 12.4. Such determination shall be made (i) by the Management Committee by a majority vote of the members thereof who were not parties to such action, suit or proceeding (even if such persons constitute less than a quorum), (ii) if a majority of the disinterested members of the Management Committee (even if such persons constitute less than a quorum) so directs, by independent legal counsel in a written opinion or (iii) if no disinterested members of the Management Committee exist, by all Members.
          (e) Expenses (including attorneys’ fees) incurred by a member of the Management Committee or a Member in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company pursuant to this Section 12.4. Expenses (including attorneys’ fees) incurred by officers of the Company shall be paid upon such terms and conditions, if any, as the Management Committee deems appropriate.
          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 12.4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any agreement, vote of the Members or vote of the disinterested members of the Management Committee or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
          (g) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 12.4 shall continue as to a person or entity who has ceased to be a member of the Management Committee, a Member or officer and shall inure to the benefit of the heirs, executors, administrators, successors or permitted assigns of such person or entity.
          (h) Notwithstanding anything in this Section 12.4 to the contrary, the Company shall not have the obligation of indemnifying any person or entity with respect to proceedings, claims or actions initiated or brought voluntarily by such person or entity and not by way of defense.
          (i) The Company may purchase and maintain insurance or another arrangement on behalf of any person or entity who is or was a member of the Management Committee, a Member, or an officer, employee, agent or other person or entity identified in this Section 12.4 against any liability asserted against such person or entity or incurred by such person or entity in such a capacity or arising out of the status of such a person or entity, whether or not the Company would have the power to indemnify such person or entity against that liability under this Section 12.4 or otherwise.

          (j) The indemnification set forth in this Section 12.4 shall in no event cause the Members to incur any personal liability beyond their total Capital Contribution, nor shall it result in any liability of the Members to any third party.
ARTICLE XIII
General Provisions
     13.1 Arbitration.
          (a) Each Member agrees that, in the event of any deadlock with respect to any Reserved Matter (the “Dispute”), it will be resolved in the manner set forth in Section 26 of the Salt Lake JOA.
          (b) Nothing in this Agreement shall preclude a Member from seeking equitable or other relief from a court of competent jurisdiction when such relief is unavailable pursuant to the Rules, as defined in Section 26 of the Salt Lake JOA.
          (c) The parties hereto agree that given the nature of those matters that are the Reserved Matters, any arbitration relating to a Dispute shall be conducted and concluded as expeditiously as possible, and the parties shall use their best efforts to that end.
     13.2 Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder to the Members shall be in writing, directed or addressed to the following respective addresses:

If to DNPC to:	Deseret News Publishing Company
30 East First South
Salt Lake city, Utah 84111
Attention: Ellis R. Ivory, Chairman

With a copy to:	Kirton & McConkie, P.C.
Eagle Gate Tower
60 East South Temple Street, Suite 1800
Salt Lake City, Utah 84111
Attention: Robert W. Edwards, Esq.

If to K-T, LLC to:	Kearns-Tribune, LLC
c/o MediaNews Group, Inc.
1560 Broadway, Suite 2100
Denver, CO 80202
Attention: Joseph J. Lodovic, IV, President

With a copy to:	Hughes Hubbard & Reed LLP
1775 I Street, NW, Suite 600
Washington, D.C. 20006
Attention: Howell E. Begle, Jr., Esq.
and shall be either (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by registered or certified mail, or (iv) transmitted by facsimile, with receipt confirmed. Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, when received in accordance with the records of such delivery service; (c) in the case of registered or certified mail, upon the date received by the addressee as determined by the U.S. Postal Service; and (d) in the case of facsimile notices, when electronic indication of receipt is received. Any Member may at any time change its address and telecopy number for all notices and other communications required or permitted to be given hereunder by written notice to the other Member given in accordance with this Section 13.2.
     13.3 Confidentiality. Each of the Members agrees that, except as required by law, legal process, government regulators, or as reasonably necessary for performance of its obligations or enforcement of its rights under this Agreement, without the prior written consent of the other Members, it will treat and hold as confidential (and not disclose or provide access to any person other than such Member’s attorneys or accountants) and it will cause its Affiliates, officers, managers, partners, employees and agents to treat and hold as confidential (and not divulge, provide access to any person, or use to the detriment of any Member or the Company) all confidential information disclosed by the Company and relating to (i) the business of the Company and (ii) any patents, inventions, designs, know-how, trade secrets or other intellectual property relating to the Company, in each case excluding (A) information in the public domain when received by such Member or thereafter in the public domain through sources other than such Member, (B) information lawfully received by such Member from a third party not subject to a confidentiality obligation, (C) information already in the possession of the Member, and (D) information developed independently by such Member. The obligations of the Members hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, provided, however, that prior to disclosing such confidential information to any party other than a governmental agency exercising its ordinary regulatory oversight of a Member, a Member shall notify the Company thereof, which notice shall include the basis upon which such Member believes the information is required to be disclosed. This Section 13.3 shall survive for a period of four years with respect to any Member that withdraws from the Company and, for any period of time agreed to by the Members, with respect to any dissolution or termination of the Company pursuant to Article XII hereof.

     13.4 Public Announcements. Except as required by law, no party hereto will make any public announcement concerning this Agreement and the transactions contemplated hereby prior to the first mutually agreed upon announcement thereof without the consent of the other party and then only upon the maximum advance notice to the other party which is practicable under the circumstances.
     13.5 Entire Agreement, Amendments, etc. This Agreement, together with the Supplemental Agreement and the other documents being executed by the parties in connection herewith, constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof except as otherwise contemplated in this Agreement or the Supplemental Agreement. No course of prior dealings among all of the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance and acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. All waivers, amendments and modifications of this Agreement must be confirmed in writing and must be approved by the Members in the manner specified in Article XII of this Agreement. No waiver of any terms or conditions of this Agreement in any instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.
     13.6 Construction Principles. As used in this Agreement words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. References in this Agreement to K-T, LLC and DNPC include their respective successors and permitted assigns. The captions and Article and Section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement. This Agreement has been jointly drafted by the parties, and the parties agree that the provisions of this Agreement are not to be construed more strictly against one party than the other.
     13.7 Counterparts. This Agreement may be executed in two or more counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.
     13.8 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties hereto agree to replace any invalid or unenforceable provision with a valid provision which closely approximates the intent and economic effect of the invalid or unenforceable provision.
     13.9 Expenses. Each Member shall bear its own costs (including taxes) for all matters involved in the negotiation, execution and performance of this Agreement and related transactions.
     13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah as applied to transactions taking place wholly within Utah between Utah residents. Any legal action or proceedings against either Member with respect to this Agreement may be brought in the courts of the State of Utah in Salt Lake County or in the United States District Court for the District of Utah, as either Member may elect, and both Members agree that such jurisdiction shall be exclusive.
     13.11 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon, and inure to the benefit of, the Members and their respective permitted distributees, successors and assigns.
     13.12 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.
     13.13 Third Party Beneficiaries. This Agreement is made solely for the benefit of K-T, LLC and DNPC and their permitted successors and assigns and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.
     13.14 Limited Liability Company. The Company was formed as a limited liability company and not as a partnership under the laws of the State of Utah or any other laws; provided, however, that, to the extent permitted by law, the Company will hereafter be treated as a partnership for federal, state and local income tax purposes.

     13.15 Salt Lake JOA. No provision of this Agreement, and no course of action by KK-T, LLC and/or DNPC prior to the execution of this Agreement, was intended to modify or amend the Salt Lake JOA or to constitute a waiver of any rights or obligations of K-T, LLC or DNPC under the Salt Lake JOA. In the event of any conflict between the provisions of this Agreement and the Salt Lake JOA, the provisions of the Salt Lake JOA shall control.
     IN WITNESS WHEREOF, each Member has duly executed and become a party to this Agreement as of this 1st day of July, 2006.

KEARNS-TRIBUNE, LLC

By:	\s\ Joseph J. Lodovic, IV

Joseph J. Lodovic, IV
President

DESERET NEWS PUBLISHING COMPANY

By:	\s\ Jim M. Wall

Jim M. Wall
President